Exhibit 99.1

FGL Holdings Appoints John Fleurant as Chief Financial Officer

DES MOINES, Iowa – November 6, 2019 – FGL Holdings (NYSE: FG) (the “Company” or “F&G”), a leading provider of annuities and life insurance, today announced the appointment of John Fleurant as Chief Financial Officer, effective November 11, 2019, following a comprehensive search process. Mr. Fleurant succeeds Dennis Vigneau, who previously announced his intention to retire at the end of 2019.

Mr. Fleurant will be responsible for financial operations at F&G, including capital planning, SEC and regulatory financial reporting, investment accounting, reinsurance and treasury. He brings more than three decades of finance experience, most recently having spent nearly 10 years at New York Life, including as Executive Vice President and Chief Financial Officer since 2013.

“John is a proven executive and financial leader, and I am excited to welcome him to the F&G family,” said Christopher Blunt, President and Chief Executive Officer of FGL Holdings. “His financial acumen and significant experience at some of the world’s largest life insurance and asset management companies will be invaluable as we continue to build a platform that is uniquely suited to meet all of our clients’ retirement needs. We thank Dennis for his support throughout the search process and ensuring a seamless transition, and I look forward to working closely with John to drive continued growth and profitability at F&G.”

“Having spent a majority of my career in the life insurance space, I have been impressed with the significant positive momentum at F&G and its reputation for innovative products, high-quality service and a deep commitment to providing Americans with the financial tools for a secure retirement,” said Mr. Fleurant. “I am honored to join F&G, and I look forward to working with the Board, Chris and the rest of the management team to build on the Company’s strong financial performance and ongoing success.”

“We are pleased to have identified a world-class and well-respected leader in John to become F&G’s next CFO,” said Chinh E. Chu, Co-Chairman of F&G and Founder and Senior Managing Director of CC Capital. “We welcome John to his new role and look forward to benefiting from his expertise as we remain committed to executing on our strategic priorities to achieve disciplined growth, maximize sustainable earnings and continue to deliver shareholder value.”

In a separate press release issued today, FGL Holdings reported financial results for the third quarter ended September 30, 2019.

About John Fleurant

Most recently, Mr. Fleurant served as Executive Vice President and Chief Financial Officer for New York Life since 2013, after previously serving as Senior Vice President of Finance and Controller from 2010 to 2013. Previously, John spent 15 years at Prudential in a number of leadership roles. In John’s latest tenure at Prudential, he occupied the positions of Corporate Controller and Chief Financial Officer, U.S. Businesses. John began his career at Deloitte, where he spent 10 years providing accounting, audit and special services for domestic and multi-national companies across a number of sectors. He has a B.A. in Business Administration with a focus on accounting from Widener University.

About FGL Holdings

FGL Holdings-the F&G family of insurance companies-is committed to helping Americans prepare for and live comfortably in their retirement. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.

Investor Contact

Jon Bayer

investors@fglife.bm

410.487.8898

Media Contact

Jonathan Keehner / Julie Oakes / Kate Clark

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449